Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Patrick Fitzgerald

412-402-7455
Patrick-Fitzgerald@gnc-hq.com

General Nutrition Centers, Inc. Reports

Preliminary Unaudited Fourth Quarter and Year-End 2004 Results

Pittsburgh PA, March 4, 2005 - General Nutrition Centers, Inc. (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, today reported its preliminary unaudited financial results for the quarter and year ended December 31, 2004. These results do not reflect final resolution of lease accounting matters as described below. The Company is reporting preliminary unaudited results at this time as it believes timely communication of preliminary 2004 results is important to investors. However, the Company does not expect that any changes to the preliminary unaudited results when lease accounting matters are resolved will be material to the financial position or results of operations. Cash flow will not be impacted at all by any of these changes as they do not affect the timing or amount of required rental payments under the Company’s leases. The cumulative non-cash impact is expected to be between $0.5 million and $3.0 million and such impact is not included in this press release or any financial information contained herein.

The Company leases all of its corporate store locations. Recently many companies in the retail and restaurant industries have been reviewing their accounting for leases including conforming the term used for calculating the straight-lining of rent expense with the useful life used for calculating depreciation expense on leasehold improvements. The Company will change its accounting for leases and is having ongoing discussions concerning these accounting practices with its external auditors and audit committee, and has not yet made a final determination of the amount of any corrections. The Company expects to complete its review of lease accounting matters prior to filing its form 10-K which is due by March 31, 2005.

Additionally, the Company also recently agreed to transfer the GNC Australian franchise rights to Global Active Limited, an organization that already owns and operates GNC franchise locations in the Asian Pacific region. The Company expects to receive proceeds of $4.375 million related to this transaction, a portion of which may be recognized as a subsequent event in the fourth quarter of 2004 with the remainder recognized in 2005. Any potential impact of the subsequent event has not been reflected in this press release or any financial information contained herein.

Preliminary Fourth Quarter and Year End 2004 Results

The Company reported consolidated revenues of $301.3 million for the quarter ended December 31, 2004 compared to consolidated revenues of $343.7 million for the same quarter of the prior year, a decrease of 12.3%. The quarterly revenues generated were above the high end of the previously-reported estimate of $285 — $290 million. During the quarter, the Company generated EBITDA (before any effect of the potential accounting change for leases or the subsequent event), of $22.8 million, also above the previously-reported estimate of $17-$20 million. This represents a 1.8% increase from EBITDA of $22.4 million in the quarter ended December 31, 2003. The reduced revenue occurred in the Retail and Franchise segments as same store sales declined in company-owned domestic stores by 9.7% and in domestic franchise locations by 10.6% for the fourth quarter. These declines were primarily the result of lower revenue in the diet category and a reduced domestic store base.

For the year ended December 31, 2004, GNC reported consolidated revenues of $1.345 billion, which was a decrease of 5.9% when compared to $1.429 billion reported the prior year. Same store sales declined in company-owned domestic locations by 4.1% and by 4.2% in domestic franchise locations for the year. GNC generated full-year EBITDA (before any effect of the potential accounting change for leases or the subsequent event) of $139.6 million compared to an EBITDA loss of $573.5 for the combined year ended December 31, 2003. Included in the year end 2003 EBITDA was an impairment charge on goodwill and intangible assets of $709.4 million.

GNC Corporation, the parent company of General Nutrition Centers, Inc. generated EBITDA of $22.8 million and $138.2 million for the fourth quarter and year ended December 31, 2004 compared to $22.4 million and a loss of $573.5 million for the same periods in 2003. Included in the EBITDA for 2004 were $1.4 million of costs primarily associated with the withdrawn initial public offering.

In December 2004, Mr. Robert J. DiNicola, Executive Chairman of the Board of Directors, was named Interim CEO of GNC. “We’ve made some immediate short-term changes to our business tactics and have created and already started executing a long-term strategy that we believe will allow GNC to improve results and position the Company for future success,” commented Mr. DiNicola. “In spite of the recent disappointments of 2004, particularly in the diet category, GNC continues to be the dominant brand in the nutritional supplements industry. Everyone here at GNC is energized and excited about the prospects of our business for 2005 and beyond.”

As of December 31, 2004, General Nutrition Centers, Inc. headquartered in Pittsburgh, Pennsylvania, operated 2,642 company-owned stores in the U.S. and Canada and had 1,290 domestic franchised locations, 1,027 Rite Aid “store-within-a-store” locations and 746 international franchised locations. GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements (VMHS), sports nutrition products, diet and energy products and specialty supplements.

GNC will be hosting a conference call to report the preliminary unaudited fourth quarter and year-end 2004 financial results on March 4, 2005, at 11:00 a.m. EST. To listen to this call inside the U.S. dial: 1-800-471-6718, confirmation # 11079151, and outside the U.S. dial: 1-847-630-691-2735, confirmation # 11079151. Following the completion of the call, a replay will be available until March 18, 2005 by dialing 1-888-843-8996, confirmation # 11079151 inside the U.S. and: 1-630-652-3044, confirmation # 11079151 outside the U.S.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as “subject to,” “believes,” “expects,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain. Factors which may materially affect such forward-looking statements include, among others:

•	slow or negative growth in the nutritional supplement industry

•	the incurrence of material products liability

•	interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service

•	the failure of our franchisees to conduct their operations profitably

•	unfavorable publicity or consumer perception of our products

•	increased competition

•	cost of compliance with governmental regulations

•	our failure to respond to changing consumer preferences and the demand for new products and services

•	loss or retirement of key members of management

•	increases in the cost of borrowings and unavailability of additional debt or equity capital

•	our failure to comply with FTC regulations and existing consent decrees

•	limitations from franchise regulations to terminate or replace under-performing franchises

•	the inability of GNC to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world

•	economic, political and other risks associated with our international operations

•	unavailability of electricity in certain geographical areas

•	the inability of GNC to obtain and/or renew insurance

•	our reliance on our manufacturing operations to produce nearly all of the proprietary products we sell

•	exposure to, and expense of defending and resolving, product liability claims and the failure to adequately protect or enforce our intellectual property rights against competitors;

•	The impact of our substantial indebtedness on our operating income and growth prospects; and the impact of restrictions and covenants under our indebtedness on our ability to grow and fully pursue business strategies.

Preliminary Unaudited Results of Operations and Comprehensive Income

(Dollars in millions and percentages expressed as a percentage of net revenues)

	Combined		Successor		Combined		Successor
	Three Months		Three Months		Year		Year
	Ended		Ended		Ended		Ended
	December 31,		December 31,		December 31,		December 31,
	2003		2004		2003		2004

Revenues:
Retail	$252.2	73.4%	$225.8	75.0%	$1,059.5	74.1%	$1,001.8	74.5%
Franchise	59.1	17.2%	45.9	15.2%	255.5	17.9%	226.5	16.8%
Manufacturing / Wholesale	32.4	9.4%	29.6	9.8%	114.5	8.0%	116.4	8.7%

Total net revenues	343.7	100.0%	301.3	100.0%	1,429.5	100.0%	1,344.7	100.0%

Operating expenses:
Cost of sales, including costs of warehousing, distribution and occupancy*	240.3	69.9%	203.9	67.6%	998.5	69.9%	894.4	66.5%
Compensation and related benefits	69.7	20.3%	57.0	18.9%	251.7	17.6%	230.0	17.1%
Advertising and promotion	7.9	2.3%	8.6	2.9%	38.9	2.7%	43.9	3.3%
Other selling, general and administrative expenses*	17.1	5.0%	18.9	6.3%	68.9	4.8%	71.6	5.3%
Amortization expense	0.5	0.1%	1.0	0.3%	7.1	0.5%	4.0	0.3%
Income from legal settlement	—	0.0%	—	0.0%	(7.2)	-0.5%	—	0.0%
Foreign currency (gain) loss	(0.4)	-0.1%	(0.4)	-0.1%	(2.9)	-0.2%	(0.3)	0.0%
Impairment of goodwill and intangible assets	—	0.0%	—	0.0%	709.4	49.6%	—	0.0%

Total operating expenses*	335.1	97.5%	289.0	95.8%	2,064.4	144.4%	1,243.6	92.5%

Operating Income
Retail*	19.5	5.7%	21.6	7.2%	85.7	6.0%	108.5	8.0%
Franchise	15.3	4.5%	10.9	3.6%	66.1	4.6%	60.6	4.5%
Manufacturing / Wholesale	5.3	1.5%	10.4	3.5%	25.7	1.8%	38.6	2.9%
Unallocated corporate and other costs:
Warehousing & distribution costs	(11.4)	-3.3%	(12.2)	-4.0%	(44.1)	-3.1%	(49.3)	-3.7%
Corporate cost	(20.1)	-5.9%	(18.4)	-6.2%	(66.1)	-4.6%	(57.3)	-4.2%
Income from legal settlement	—	0.0%	—	0.0%	7.2	0.5%	—	0.0%
Impairment of goodwill and intangible assets	—	0.0%	—	0.0%	(709.4)	-49.6%	—	0.0%

Sub total unallocated corporate and other costs	(31.5)	-9.2%	(30.6)	-10.2%	(812.4)	-56.8%	(106.6)	-7.9%

Total operating income (loss)*	8.6	2.5%	12.3	4.1%	(634.9)	-44.4%	101.1	7.5%

Interest expense, net	26.1		8.7		123.9		34.4

(Loss) income before income taxes	(17.5)		3.6		(758.8)		66.7
Income tax (benefit) expense	(10.0)		1.6		(174.3)		24.7

Net (loss) income	(7.5)		2.0		(584.5)		42.0
Other comprehensive income	0.9		0.6		1.9		0.9

Comprehensive (loss) income	$(6.6)		$2.6		$(582.6)		$42.9

The information presented above for the year ended December 31, 2004, the period from January 1, 2003 to December 4, 2003 and the 27 days ended December 31, 2003 was derived from our audited consolidated financial statements. In the table above, the 27 days ended December 31, 2003 and the period from January 1, 2003 to December 4, 2003 have been combined for presentation purposes.

*	The Company leases all of its corporate store locations. Recently many companies in the retail and restaurant industries have been reviewing their accounting for leases including conforming the term used for calculating the straight-lining of rent expense with the useful life used for calculating depreciation expense on leasehold improvements. The Company will change its accounting for leases and is having ongoing discussions concerning these accounting practices with its external auditors and audit committee, and has not yet made a final determination of the amount of any corrections.

The Company does not expect that any changes to the preliminary unaudited results when lease accounting matters are resolved will be material to the financial position or results of operations. Cash flow will not be impacted at all by any of these changes. The cumulative non-cash impact is expected to be between $0.5 million and $3.0 million and such impact is not included in this press release or any financial information contained herein.

Any impact of the subsequent event would result in a reduction of other selling, general and administrative expenses and is not included in this press release or any financial information contained herein.

PRELIMINARY — CASH FROM OPERATIONS RECONCILIATION TO EBITDA

	Combined	Successor	Combined	Successor
	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2003	2004	2003	2004
Net cash provided by operating activities	$(12.0)	$23.0	$97.6	$83.5
Cash paid for interest (excluding deferred financing fees)	57.4	12.6	123.2	32.7
Cash paid for taxes	0.5	—	2.5	5.1
Changes in accounts receivable	25.6	(7.8)	(62.8)	(5.3)
Changes in inventory	(17.4)	15.9	(32.8)	15.1
Changes in accounts payable	(12.8)	(22.9)	8.6	(3.9)
Changes in other assets and liabilities	(18.9)	2.0	(0.4)	12.4
Impairment of goodwill and intangible assets	—	—	(709.4)	—

EBITDA	$22.4	$22.8	$(573.5)	$139.6